Exhibit 1.3

(Translation)

NISSIN CO., LTD.

REGULATIONS OF THE BOARD OF DIRECTORS

Chapter I. General Provisions

(Purpose)

     Article 1. Except as otherwise provided for in laws or ordinances or in the Articles of Incorporation, all matters concerning the Board of Directors of NISSIN CO., LTD. shall be governed as provided for in these Regulations.

(Composition)

     Article 2. The Board of Directors shall be composed of all the Directors.

(Statutory Auditors)

     Article 3. Statutory Auditors may attend any meeting of the Board of Directors and express their opinions thereat.

(Attendance of Persons Other than Directors and Statutory Auditors)

     Article 4. The Board of Directors may request persons other than Directors and Statutory Auditors to attend its meeting and give their opinions or explanations thereat.

(Holding of Meetings)

     Article 5. Regular meetings of the Board of Directors shall be held at the head office once each month, in principle; provided, however, that if the necessity arises, the convener may change the place of meeting, upon giving prior notice.

     2. In addition to regular meetings of the Board of Directors, extraordinary meetings of the Board of Directors may be held as the necessity arises.

(Secretariat)

     Article 6. The Board of Directors shall have a secretariat, which shall be assigned to the Inter-Company Department.

Chapter II. Convocation

(Convener)

     Article 7. Unless otherwise provided for in laws or ordinances, meetings of the Board of Directors shall be convened by the President.

If the President is unable to act, one of the other Directors shall act in his place in the order previously determined by the Board of Directors.

(Convocation Procedure)

     Article 8. Notice for convening a meeting of the Board of Directors, stating the date, hour, place and matters forming the objectives of the meeting, shall be dispatched to each Director and each Statutory Auditor not later than two (2) days prior to the date of the meeting; provided, however, that with regard to a regular meeting of the Board of Directors mentioned in Article 5, paragraph 1, no convocation procedure need be followed unless any change occurs in the date, hour or place thereof.

     2. If consented to by all the Directors and the Statutory Auditors, a meeting of the Board of Directors may be held without following the convocation procedure.

Chapter III. Proceedings

(Chairmanship)

     Article 9. Meetings of the Board of Directors shall be presided over by the President; provided, however, that if the President is unable to act, one of the other Directors shall act in his place in the order previously determined by the Board of Directors.

     2. If the Director who is chairman of a meeting of the Board of Directors has an interest in any matter forming the objective of the meeting, one of the other Directors shall act in his place only in respect of the matter, as if the chairman were unable to act.

(Criteria for Submission)

     Article 10. The criteria for submitting matters to the Board of Directors shall be as listed in the attached schedule hereof. A subordinate organ to the Board of Directors shall deliberate on important matters concerning the execution of business, including matters to be submitted to the Board of Directors, and decide whether or not the same shall be submitted to the Board of Directors.

     2. Notwithstanding the provision of the preceding paragraph, any matter that is deemed necessary by the Board of Directors must be submitted to the Board of Directors.

(Method of Adopting Resolutions)

     Article 11. Resolutions of the Board of Directors shall be adopted at its meeting at which a majority of the Directors shall be present, by a majority of the Directors so present.

     2. Any Director who has a special interest in any resolution mentioned in the preceding paragraph shall not have the right to participate in the resolution. In that case, such any Director shall not be counted in the number of the Directors mentioned in the preceding paragraph.

(Ex Post Facto Approval)

     Article 12. If any matter which shall be submitted to the Board of Directors cannot be submitted thereto due to urgency or any other inevitable cause, it may be executed by the President unless he acts in violation of any laws or ordinances or the Articles of Incorporation; provided, however, that in that case, the President shall report the particulars of the execution thereof at a meeting of the Board of Directors to be held immediately thereafter to obtain approval thereof.

(Matters to be Reported)

     Article 13. The President shall report to the Board of Directors the state of the execution of management plans, budgets, comparative results and cash flows in respect of monthly operating performances, and other necessary information on the state of the execution of business of the Company. The President may cause any other Director to do so in his place.

     2. In case any Director has engaged in a competitive transaction or self-dealing with the Company or with regard to any matter provided for in laws or ordinances, the Director shall report any important fact about such competitive transaction or self-dealing or such any matter to the Board of Directors without delay.

(Minutes)

     Article 14. Minutes of the proceedings of each meeting of the Board of Directors shall be prepared and kept on file at the head office for ten (10) years.

     2. A summary of the proceedings and the actions taken at each meeting of the Board of Directors shall be recorded in minutes and the Directors and Statutory Auditors in attendance shall affix their names and seals thereto.

     3. A copy of minutes of a meeting of the Board of Directors and any material therefor shall be sent to any Director or Statutory Auditor who failed to attend the meeting.

Chapter IV. Supplementary Provisions

(Amendment and Abolition)

     Article 15. Any amendment to or abolition of these Regulations shall be governed as provided for in the Rules for Rule Administration.

(Effective Date)

     Article 16. These Regulations shall become effective as from February 1, 1988.

(Revision History)

     Article 17. These Regulations, as amended, shall become effective as from April 1, 1990.

2.	These Regulations, as amended, shall become effective as from March 10, 1991.

3.	These Regulations, as amended, shall become effective as from October 1, 1991.

4.	These Regulations, as amended, shall become effective as from May 25, 1992.

5.	These Regulations, as amended, shall become effective as from June 29, 1994.

6.	These Regulations, as amended, shall become effective as from October 14, 1997.

7.	These Regulations, as amended, shall become effective as from April 1, 2003.

8.	These Regulations, as amended, shall become effective as from December 1, 2003.

9.	These Regulations, as amended, shall become effective as from July 1, 2004.

10.	These Regulations, as amended, shall become effective as from July 1, 2005.

Appendix

Matters to be Submitted to the Board of Directors

(1)	Determination of the convocation of General Meetings of Shareholders and matters forming objectives thereof and proposals to be submitted thereto.

(2)	Approval of business reports, financial statements and accompanying detailed statements.

(3)	Conclusion of an audit agreement with an Accounting Auditor.

(4)	Appointment and removal of Representative Directors and Directors with specific titles

(5)	Determination of duties assigned to Directors and the assignment of duties as employees to Directors.

(6)	Appointment and removal of an Executive Officer.

(7)	Determination of scope of duties and delegation period of an Executive Officer.

(8)	Selection of a Director who shall act as chairman of a General Meeting of Shareholders if the Representative Director is unable to act.

(9)	Approval of transactions with Directors and principal shareholders and Directors’ competitive transactions.

(10)	Determination of matters concerning the issuance of shares.

(11)	Determination of capitalization of reserves.

(12)	Determination of stock splits.

(13)	Determination of closing of entries in the register of shareholders and the fixing of a record date.

(14)	Determination of the payment of interim dividends and the amount thereof.

(15)	Selection of a transfer agent in respect of shares and its place of business.

(16)	Approval of acquisition and disposition of significant assets.

(17)	Approval of matters concerning managerially significant investments or business alliances.

(18)	Approval of borrowing of funds exceeding ¥2 billion in each instance, or ¥1 billion in each instance in case of a borrowing from a new creditor.

(19)	Approval of a guarantee of obligations and the offering of collateral for any subsidiary.

(20)	Determination of matters concerning the issuance of corporate bonds.

(21)	Determination of management policies and business plans.

(22)	Deliberation and determination of budgets.

(23)	Determination of matters concerning the establishment, alteration and abolition of branch offices and other significant organization units.

(24)	Appointment and removal of managers.

(25)	Approval of employment, transfer and retirement of key employees.

(26)	Approval of appointment and retirement of Counsellors.

(27)	Approval of establishment, amendment and abolition of the Regulations of Fundamental Management and the Regulations of Management Organization.

(28)	Matters provided for in laws or ordinances or in the Articles of Incorporation.

(29)	Determination of other important matters concerning the execution of business.